Exhibit 99.2

April 25, 2014

Franklin Financial declares 2nd Quarter dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular quarterly dividend for the second quarter of 2014.  This matches the regular quarterly cash dividend paid during the second quarter of 2013.

Total regular cash dividends paid during the first two quarters of 2014 will be $.34 per share.  The second quarter cash dividend will be paid on May 28, 2014 to shareholders of record at the close of business on May 9.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion.  Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas and Waynesboro. Franklin Financial stock is quoted on the OTCQB Market Tier of the OTC Markets under the symbol FRAF.